Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement of Cortex Pharmaceuticals, Inc. on Form S-1, of our report dated April 7, 2010 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

January 19, 2011